LITTELFUSE, INC.
800 East Northwest Highway
Des Plaines, Illinois 60016


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 28, 2000

     The annual meeting of the stockholders of Littelfuse, Inc. (the "Company") will be held at the offices of the Company located at 800 East Northwest Highway, Des Plaines, Illinois, on Friday, April 28, 2000, at 9:00 a.m., local time, for the following purposes as described in the attached Proxy Statement:

               1.   To elect a Board of six Directors;

               2. To approve and ratify the appointment by the Board of Directors of the Company of Ernst & Young LLP as the Company's independent auditors for the fiscal year of the Company ending December 30, 2000;

               3. To approve an amendment to the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc. which would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,800,000 to 2,400,000 shares;

and to transact such other business as may properly come before the annual meeting or any adjournment thereof.

         Stockholders of record of the Company at the close of business on March 10, 2000, will be entitled to vote at the meeting.

         PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.




                                                               Mary S. Muchoney
                                                                      Secretary
March 20, 2000

LITTELFUSE, INC.
800 East Northwest Highway
Des Plaines, Illinois 60016

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON

                                 April 28, 2000

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Company's annual meeting of stockholders to be held on April 28, 2000.

         Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting or at any adjournment thereof.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone or in person.

         The Company's annual report, including financial statements, was mailed to each stockholder on or about March 20, 2000. The financial statements contained in the Company's annual report are not deemed material to the exercise of prudent judgment in regard to the matters to be acted upon at the annual meeting and, therefore, are not incorporated by reference into this Proxy Statement. This Proxy Statement and form of proxy are first being mailed to stockholders on or about March 20, 2000.

         The Board of Directors recommends a vote FOR the election of all of the nominees for Director named in Proposal 1, a vote FOR the approval and ratification of the appointment of Ernst & Young LLP as independent auditors as discussed in Proposal 2, and a vote FOR the approval of the amendment to the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc. (the "1993 Stock Plan") as discussed in Proposal 3.


                                     VOTING

         Stockholders of record on the books of the Company at the close of business on March 10, 2000, will be entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the Company's headquarters located at 800 East Northwest Highway, Des Plaines, Illinois 60016 and at LaSalle Bank N.A., 135 South LaSalle Street, Chicago, Illinois 60603. The Company had outstanding on March 10, 2000, 19,574,337 shares of its common stock, par value $.01 per share (the "Common Stock"), and warrants to purchase an additional 2,461,309 shares of Common Stock at a current exercise price of $4.18 per share. Each outstanding share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the meeting. A warrant to purchase shares of Common Stock does not entitle the holder to vote at the meeting.

         The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted FOR the election of all of the nominees as Directors of the Company, FOR the approval and ratification of the appointment of Ernst & Young LLP as independent auditors, and FOR the approval of the amendment to the 1993 Stock Plan. In the event any nominee for Director is unable to serve, which is not now contemplated, the shares represented by proxies may be voted for a substitute nominee. If any matters are to be presented at the annual meeting other than the matters referred to in this Proxy Statement, the shares represented by proxies will be voted in the discretion of the proxy holders.

         The Company's bylaws provide that a majority of all of the shares of Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. To determine whether a specific proposal has received sufficient votes to be passed, for shares deemed present, an abstention will have the same effect as a vote "against" the proposal, while a broker non-vote will not be included in vote totals and will have no effect on the outcome of the vote. The affirmative vote by the holders of a majority of the shares present (whether in person or by proxy) at the meeting will be required for the approval of the ratification of Ernst & Young LLP as independent auditors and the approval of the amendment to the 1993 Stock Plan. With respect to the election of Directors, the six nominees who receive the most votes at the meeting will be elected.

                   Ownership of Littelfuse, Inc. Common Stock

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 10, 2000, by each Director, by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by each executive officer named in the Summary Compensation Table and by all of the Directors and executive officers of the Company as a group.


                                                                                     NUMBER OF SHARES OF
                                                                                         COMMON STOCK
                                                                                   BENEFICIALLY OWNED(1)(5)

NAME AND ADDRESS OF BENEFICIAL OWNER                                              SHARES              PERCENT
---------------------------------------------------------------------------


Ariel Capital Management, Inc.............................................           3,368,760         14.7%
     307 North Michigan Avenue
     Suite 500
     Chicago, Illinois  60601
---------------------------------------------------------------------------

T. Rowe Price Associates, Inc.(2) .........................................          1,583,400          6.9%
     100 E. Pratt Street
     Baltimore, Maryland 21202
---------------------------------------------------------------------------

Wellington Management Co. LLP ......................................                 1,531,100          6.7%
     75 State Street
     Boston, Massachusetts 02109
---------------------------------------------------------------------------

American Century Investment Management, Inc. ....................                    1,356,600          5.9%
     4500 Main Street, P.O. Box 418210
     Kansas City, MO 64141
---------------------------------------------------------------------------

Howard B. Witt............................................................             482,000          2.1%
---------------------------------------------------------------------------

John P. Driscoll..........................................................               5,415           *
---------------------------------------------------------------------------

Anthony Grillo(3).........................................................              55,819           *
---------------------------------------------------------------------------

Bruce A. Karsh(4).........................................................             298,970          1.3%
---------------------------------------------------------------------------

John E. Major.............................................................              37,235           *
---------------------------------------------------------------------------

John J. Nevin.............................................................              63,219           *
---------------------------------------------------------------------------

William S. Barron.........................................................              88,600           *
---------------------------------------------------------------------------

Lloyd J. Turner...........................................................              83,000           *
---------------------------------------------------------------------------

Kenneth R. Audino                                                                       54,900           *
---------------------------------------------------------------------------

Philip G. Franklin........................................................              12,000           *
---------------------------------------------------------------------------

All Directors and executive officers as a group (12 persons)..............           1,239,558          6.3%

-------------------

(1) The number of shares listed includes 557,180 shares of Common Stock which may be acquired through the exercise of stock options within 60 days of March 10, 2000.

(2) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) Includes 7,300 shares of Common Stock held in an IRA and in trust for Mr. Grillo's children.

(4) Includes 14,000 shares of Common Stock held in an IRA and in trust for Mr. Karsh's children, and 14,230 shares of Common Stock issuable upon the exercise of warrants that are immediately exercisable.

(5) Information concerning persons known to the Company to be beneficial owners of more than 5% of its Common Stock is based upon the most recently available reports furnished by such persons on Schedule 13G as filed with the Securities and Exchange Commission.

*      Indicates ownership of less than 1% of Common Stock.


             Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, Directors and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended January 1, 2000, its executive officers, Directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon the written representations of its executive officers and Directors.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Six Directors are to be elected at the annual meeting to serve terms of one year or until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of the Company, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his present principal occupation for at least the past five years.

         The Board of Directors recommends that the stockholders vote FOR the election of all of the nominees listed below as Directors.

     Howard B. Witt, age 59, has been a Director of the Company since November 1991 and President and Chief Executive Officer since December 1991. In May 1993, Mr. Witt was elected as the Chairman of the Board of the Company. Prior to his appointment as President and Chief Executive Officer, Mr. Witt served in several other key management positions with the Company, including Operations Manager from March 1979 to January 1986, Vice President-Manufacturing Operations from January 1986 to January 1988, and Executive Vice President with full operating responsibilities for all U.S. activities from January 1988 to February 1990. Prior to joining Littelfuse, Mr. Witt was a division president of Keene
Corporation from 1974 to 1979. Mr. Witt currently serves as a Director of Franklin Electric Co., Inc. and Material Sciences Corporation and is a member of the Electronic Industries Association Board of Governors. He is also a director of the Artisan Mutual Fund.

     John P. Driscoll, age 64, was elected a Director of the Company by the Board of Directors on February 6, 1998. He is a member of the Compensation Committee. Mr. Driscoll is President of Jack Driscoll Enterprises, Inc., a management consulting firm. In June of 1998 Mr. Driscoll retired as Executive Vice President of Murata Electronics North America, Inc. where he was responsible for corporate policy and strategy and oversaw government and industry relations. Mr. Driscoll joined Murata Electronics in 1979 as Vice President of Marketing and Sales. He was appointed Senior Vice President Marketing and Sales in 1985 and assumed the position of Executive Vice President in 1995. Previously, he was general manager of Worldwide Marketing for Sprague Electric Company, where he held a number of sales and marketing positions. Mr. Driscoll is a former Vice President, Components Group of the Electronic Industry Alliance, and a fourteen-year member of its Board of Governors.

     Anthony Grillo, age 44, is a Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. He has been a Director of the Company since December 1991 and is a member of the Audit Committee. Before joining Joseph Littlejohn & Levy, Inc. in 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P., an investment banking firm which he joined in 1991. Mr. Grillo serves as a Director of Lancer Industries, Inc., Hayes Lemmerz International, Inc., Iasis Healthcare, and several privately held companies and non-profit organizations.

     Bruce A. Karsh, age 44, has been a Director of the Company since December 1991. He is a member of the Compensation Committee. Mr. Karsh is President and co-founder of Oaktree Capital Management, LLC, an investment advisory firm with over $15 billion of assets under management. Prior to that, Mr. Karsh established the TCW Special Credits group of funds at The TCW Group, Inc. and had primary portfolio management responsibility for their operation. Mr. Karsh resigned from TCW in 1995. Mr. Karsh currently serves as a Director of Furniture Brands International.

     John E. Major, age 54, has been a Director of the Company since December 1991. He is a member of the Compensation Committee. Mr. Major is Chief Executive Officer of Wireless Internet Solutions Group. The Wireless Internet Solutions Group provides strategic advice for businesses that develop products or services for the Internet. Previously he held positions as Chief Executive Officer of WirelessKnowledge, a privately held venture funded by Microsoft, Inc. and QUALCOMM, Inc. Before joining WirelessKnowledge in 1998, Mr. Major was President of Qualcomm's Wireless Infrastructure Division. Prior to joining QUALCOMM, Mr. Major served as Senior Vice President and Staff Chief Technical Officer at Motorola, Inc. As a past Chairman of both the EIA (Electronics Industry Alliance) and the TIA (Telecommunications Industry Association), he serves on the Executive Committee of each. He also serves on the Board of Directors of the Lennox Corporation and Verilink Corporation. He serves on the Visitor's Board for the Software Engineering Institute of Carnegie Mellon and serves on the Computer Science and Telecommunications Board for the National Academy of Science. Additionally, he is on the Trustee's Council for the University of Rochester.

     John J. Nevin, age 73, has been a Director of the Company since December 1991. He is a member of the Audit Committee. Mr. Nevin was Chairman of the Board of Bridgestone/Firestone, Inc. from May 1, 1988, to December 31, 1989. Mr. Nevin joined The Firestone Tire & Rubber Company (predecessor of Bridgestone/Firestone, Inc.) on December 1, 1979, as President and Chief Operating Officer and was elected to its Board of Directors on February 9, 1980. He was named Chief Executive Officer on September 1, 1980, and was elected Chairman of the Board on February 2, 1981. Prior to joining The Firestone Tire & Rubber Company, Mr. Nevin held senior management positions with several major industrial corporations, including Chairman of the Board and Chief Executive Officer of Zenith Radio Corporation and Vice President of Marketing for Ford Motor Company. Mr. Nevin is a life trustee of Northwestern University.


ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

         Compensation of Directors. Directors who are not employees of the Company are paid an annual Director' s fee of $22,500, $1,000 for each of the four regularly scheduled Board meetings attended and $500 for attendance at any special teleconference Board meetings, plus reimbursement of reasonable expenses relating to attendance at meetings. No such fees are paid to Directors who are also full-time employees of the Company.

         Under the Littelfuse Deferred Compensation Plan for Non-employee Directors, a non-employee Director, at his election, may defer receipt of his Director's fees. Such deferred fees are used to purchase shares of Common Stock, and such shares and any distributions thereon are deposited with a third party trustee for the benefit of the Director until the Director ceases to be a Director of the Company. All non-employee Directors have elected to be compensated in Common Stock under the deferred compensation plan.

         The 1993 Stock Plan for Employees and Directors of Littelfuse, Inc. provides for an annual grant to each non-employee Director of non-qualified stock options to purchase 5,000 shares of Common Stock. In 1999, each non-employee Director was granted an option to purchase 5,000 shares of Common Stock.

         Audit Committee. The Audit Committee consists of two non-employee Directors. It is the responsibility of the Audit Committee to (i) recommend each year to the Board of Directors independent auditors to audit the financial statements of the Company and its consolidated subsidiaries, (ii) review the scope of the audit plan, (iii) discuss with the auditors the results of the Company's annual audit and any related matters, and (iv) review transactions posing a potential conflict of interest among the Company and its Directors, officers and affiliates. The Audit Committee met four times in 1999. Members of the Audit Committee are John J. Nevin and the Chairman of the Committee, Anthony Grillo.

     Compensation Committee. The Compensation Committee consists of three non-employee Directors. It is the responsibility of the Compensation Committee to make recommendations to the Board of Directors with respect to compensation and benefit programs, including the stock-based plans, for Directors, officers and employees of the Company and its subsidiaries. The Compensation Committee met seven times and acted by written unanimous consent five times in 1999. Members of the Compensation Committee are John P. Driscoll, John E. Major and the Chairman of the Committee, Bruce A. Karsh.

         Attendance at Meetings. The Board of Directors held four meetings during 1999. All of the Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

                                 PROPOSAL NO. 2

                          APPROVAL AND RATIFICATION OF
                       APPOINTMENT OF INDEPENDENT AUDITORS

         Subject to approval of the stockholders, the Board of Directors has appointed Ernst & Young LLP, certified public accountants, as independent auditors to examine the annual consolidated financial statements of the Company and its subsidiary companies for the fiscal year ending December 30, 2000. The stockholders will be asked at the meeting to approve and ratify such appointment. A representative of Ernst & Young LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to stockholders' questions.

         The Board of Directors recommends that the stockholders vote FOR the following resolution which will be presented at the meeting:

         RESOLVED: That the appointment by the Board of Directors of the Company of Ernst & Young LLP as the Company's independent auditors for the fiscal year of the Company ending December 30, 2000, be approved and ratified.


                                 PROPOSAL NO. 3:

                APPROVAL OF THE  AMENDMENT TO THE 1993 STOCK PLAN FOR  EMPLOYEES
                 AND DIRECTORS OF LITTELFUSE, INC.

         The Board of Directors recommends to the stockholders the approval of a proposed amendment to the 1993 Stock Plan which would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,800,000 to 2,400,000 shares. The 1993 Stock Plan currently provides that a total of 1,800,000 shares of Common Stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded thereunder. As of March 10, 2000, a total of 216,440 shares of Common Stock were available for such purpose. After giving effect to the proposed amendment to the 1993 Stock Plan, such maximum aggregate number of shares of Common Stock under the 1993 Stock Plan would be increased to 2,400,000 shares. Management believes that this amendment will further promote the Company's goals of enhancing the long-term profitability and stockholder value of the Company by offering stock-based incentives to those individuals who are key to the growth and success of the Company.

         Capitalized terms not defined herein have the same meanings as in the 1993 Stock Plan. The major provisions of the 1993 Stock Plan relating to the awards which may be granted thereunder and the proposed amendments are described below. The summary is qualified in its entirety by the full text of the 1993 Stock Plan. The Company will provide, upon request and without charge, a copy of the full text of the 1993 Stock Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Mary S. Muchoney, Secretary, Littelfuse, Inc., 800 East Northeast Highway, Des Plaines, Illinois 60016.

         General. The 1993 Stock Plan authorizes the granting of awards to participants in the following forms: (i) options to purchase shares of Common Stock which may be incentive stock options or non-qualified stock options; (ii) restricted shares; (iii) rights to acquire restricted shares; or (iv) stock options accompanied by stock appreciation rights.

          Term.The 1993 Stock Plan became effective as of February 12, 1993, and has no fixed expiration date.

         Administration. The 1993 Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") comprised of Non-employee Directors, which has the exclusive authority to make awards under the 1993 Stock Plan and all interpretations and determinations affecting the 1993 Stock Plan.

         Participation. Participation in the 1993 Stock Plan is limited to officers and other key employees of the Company and its subsidiaries ("Employees") who are selected from time to time by the Compensation Committee. Employees who are participants in the 1993 Stock Plan are also eligible to participate in any other incentive plan of the Company. Additionally, all Non-employee Directors are eligible for an automatic annual grant of stock options. All of the incumbent Non-employee Directors received in 1999 a grant of an option to purchase 5,000 shares of Common Stock.

         Shares Available for Awards. Currently, no more than 1,800,000 shares may be issued in the aggregate under the 1993 Stock Plan (subject to adjustment as described below for stock splits, stock dividends, recapitalizations, mergers and the like). The proposed amendment would increase this amount to 2,400,000 shares. Generally, any shares which cease to be subject to purchase under a granted option, or any forfeited restricted shares or restricted units, will become available for subsequent awards under the 1993 Stock Plan.

         Annual Grant of Stock Options to Non-employee Directors. Currently, each Non-employee Director is automatically granted a non-qualified option to purchase 5,000 shares of Common Stock, which option shall be granted on the date of the first meeting of the Board of Directors of the Company following each annual meeting of the stockholders of the Company ("Annual Non-employee Director Stock Options"). The number of Annual Non-employee Director Stock Options to be granted as of the date of any such meeting of the Board of Directors shall be proportionately adjusted to reflect any stock splits, stock dividends, recapitalizations or similar transactions causing an increase or decrease in the number of issued and outstanding shares of Common Stock which have occurred since the date of the most recent grant of Annual Non-employee Director Stock Options. Any Non-employee Director may waive his or her right to be granted Annual Non-employee Director Stock Options. In the event that the granting of any Annual Non-employee Director Stock Options would cause the 1,800,000 share limitation (or, in the event the proposed amendment is adopted, the 2,400,000 share limitation) of the 1993 Stock Plan to be exceeded, the total number of Annual Non-employee Director Stock Options then to be granted shall be reduced to a number which would cause said share limitation not to be exceeded and the amount of non-qualified options to be granted to each Non-employee Director who has not waived his or her right to receive Annual Non-employee Director Stock Options shall be proportionately reduced.

         Stock Options. The Compensation Committee may grant nonqualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option will be determined by the Compensation Committee. The exercise price of each option is set by the Compensation Committee; provided that in the case of incentive stock options, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant.

         The exercise price of each stock option must be paid in full at the time of exercise. The Compensation Committee may also permit payment of the exercise price through the tender of shares of Common Stock that are already owned by the participant or through surrender of outstanding awards under the 1993 Stock Plan. Any taxes required to be withheld must be paid by the participant at the time of the exercise.

         Stock  options  become  exercisable  at the  times  and  on  the  terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, subject to earlier termination; provided that incentive stock options may not expire later than 10 years after the date of the grant. The Compensation Committee may also, in its discretion, accelerate the exercisability of any stock option in whole or in part at any time.

         The terms of non-qualified stock options granted to Non-employee Directors (including the terms of the Annual Non-employee Director Stock Options), the exercise price for shares purchasable under such options and the date such options become exercisable are determined pursuant to the formula provision of the 1993 Stock Plan. However, each option granted either to an Employee or Non-employee Director will become exercisable in full at the earliest of the death, Retirement (as defined in the 1993 Stock Plan) or Total Disability (as defined in the 1993 Stock Plan) of the option holder or a Change in Control (as defined in the 1993 Stock Plan) of the Company. Each option shall be exercisable in full or in part, subject to certain requirements in the 1993 Stock Plan, by payment of the exercise price in cash or already owned shares of Common Stock for the number of shares to be purchased or as otherwise permitted by the Compensation Committee pursuant to the provisions of the 1993 Stock Plan.

         Restricted Shares and Restricted Units. Restricted share awards are shares of Common Stock which are subject to restrictions established by the Compensation Committee. Restricted unit awards are rights to acquire restricted shares. The Compensation Committee shall, at the time a restricted share or restricted unit award is made, prescribe the restrictions which pertain to the award. The Compensation Committee may also shorten or terminate the restricted period or waive the restrictions. The restricted period may terminate in the event of death, disability or retirement of the participant or change of control of the Company.

         Participants who have been awarded restricted shares generally have the rights of a holder of outstanding shares of Common Stock, including the right to vote such shares, except that the shares may not be transferred. The Compensation Committee may require that dividends with respect to restricted shares be withheld for the participant's account or reinvested in restricted shares.

         Stock Appreciation Rights ("SARs"). An SAR may be awarded by the Compensation Committee in connection with any option granted under the 1993 Stock Plan, either at the time the stock option is granted or thereafter at any time prior to the exercise, termination or expiration of the option ("tandem right"), or separately ("freestanding right"). The number of shares covered by each SAR will be determined by the Compensation Committee. The exercise price of each SAR is set by the Compensation Committee; provided that in the case of a tandem right accompanying an incentive stock option, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date of grant.

         SARs are exercisable at the times and on the terms established by the Compensation Committee; provided that SARs exercisable for cash may not be exercisable within six months from the date the SAR is awarded (or from the date the exercise price is fixed if the exercise price of the SAR is not fixed on the date of the award) and provided that each tandem right shall be subject to the same terms and conditions as the related stock option and shall be exercisable only to the extent the stock option is exercisable. Exercises of SARs for cash are limited to certain quarterly window periods.

         Upon exercise of an SAR, the participant will receive payment from the Company, in cash or Common Stock or a combination of both, in an amount determined by multiplying: (i) the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, in the case of a tandem right, or the price per share specified in the terms of the SAR, in the case of a freestanding right, by (ii) the number of shares with respect to which the SAR has been exercised.

         Adjustments. The Compensation Committee may, in the event of any stock dividend, stock split, recapitalization, merger, consolidation or other change in the capitalization of the Company or similar corporate transaction or event affecting the Common Stock, in such manner as it deems equitable, adjust, among other things, (i) the maximum number of shares that may be issued under the 1993 Stock Plan; (ii) the number and class of shares that may be subject to stock options, restricted shares or restricted units that have not been issued; (iii) the exercise price to be paid for unexercised stock options; and (iv) the share value used to determine the amount or value of any award under the 1993 Stock Plan.

         Termination and Amendment. The Board of Directors may suspend, terminate, modify or amend the 1993 Stock Plan at any time, but if any such amendment requires stockholder approval in order to meet the requirements of the then applicable rules under Section 16(b) of the Exchange Act, such amendment may not be effected without obtaining stockholder approval. The Board of Directors may terminate the 1993 Stock Plan, but the terms of the 1993 Stock
Plan will continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the 1993 Stock Plan may adversely affect the rights of an Employee or Non-employee Director under previously granted awards.

         Change of Control. In the event of a change of control of the Company (as defined in the 1993 Stock Plan), all outstanding stock options and SARs immediately become exercisable, and all restricted shares and restricted units become vested.

         Federal Income Tax Consequences

         Non-Qualified Options. Under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), no tax will be payable by the recipient of a non-qualified option at the time of grant. Upon exercise of a non-qualified option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total exercise price of such shares will be treated for Federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

         Proposed Amendment

         The proposed amendment would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,800,000 to 2,400,000 shares. The 1993 Stock Plan currently provides that a total of 1,800,000 shares of Common Stock may be issued pursuant to options, restricted shares, units or rights which may be granted or awarded thereunder. After giving effect to the proposed amendment to the 1993 Stock Plan, such maximum aggregate number of shares of Common Stock under the 1993 Stock Plan would be increased to 2,400,000 shares.

         Plan Benefits Table

         The number of shares of Common Stock which the executive officers of the Company would have been granted options to purchase under the 1993 Stock Plan in the future and the dollar value of such options cannot currently be determined. The number of shares of Common Stock which the executive officers of the Company were granted options to purchase under the 1993 Stock Plan in the 1999 fiscal year and the exercise price of such options are disclosed in the "Option/SAR Grants in Last Fiscal Year" table under "Compensation of Executive Officers" herein. In the 1999 fiscal year, all executive officers as a group received options to purchase 138,000 shares of Common Stock at an average exercise price of $18.89 per share, current Directors who are not executive officers as a group received options to purchase 25,000 shares of Common Stock at an average exercise price of $20.13 per share, and all employees, including all current officers who are not executive officers, as a group received options to purchase 204,200 shares of Common Stock at an average exercise price of $20.06 per share. Based upon the average of the high and low "sales" price of shares of the Common Stock as reported on The Nasdaq Stock Market on December 31, 1999, the fair market value of these groups of options was $782,460, $110,750, and $918,900 respectively.

         The Board of Directors recommends a vote FOR the following resolution which will be presented at the annual meeting:

         RESOLVED: That the amendment to the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc. which would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,800,000 to 2,400,000 shares be approved.


                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table discloses compensation received by the Chief Executive Officer, and each of the other four most highly compensated executive officers (the "named executive officers") for the last three (3) fiscal years.

                           Summary Compensation Table





                                            ANNUAL COMPENSATION           LONG TERM COMPENSATION AWARDS
                                                                                               SECURITIES
                                                                      RESTRICTED STOCK        UNDERLYING           ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY($)(1)   BONUS($)(2)     AWARDS ($)(3)      OPTIONS/SARS(#)     COMPENSATION($)(4)
--------------------------------

Howard B. Witt.................  1999       410,417        307,505             184,200          60,000             158,046
Chairman of the Board,           1998       400,000         50,000                              60,000             131,035
President and                    1997       370,000        180,000             775,700          50,000              95,042
Chief Executive Officer
                                                                                                30,000
Philip G. Franklin(5)..........  1999       201,538        105,977              61,400            0                  1,478
Vice President, Treasurer and    1998             0              0                                0                      0
Chief Financial Officer          1997             0              0                                                       0

William S. Barron..............  1999       192,500         87,884              61,400          20,000              19,303
Vice President                   1998       175,000          9,700                              20,000              19,566
                                 1997       153,000         60,877             251,900          12,000               8,877

Lloyd J. Turner................  1999       160,000         74,145              61,400          14,000              10,895
Vice President                   1998       155,000         29,700                              12,000               7,872
                                 1997       137,000         39,544             251,900          10,000               4,897

Kenneth R. Audino..............  1999       147,083         67,839              61,400          14,000               2,829
Vice President                   1998       133,000         11,300                              12,000               3,218
                                 1997       115,500         49,885             251,900           8,000               1,908


(1) Mr. Witt's salary increases have historically become effective on January 1 of each year. Commencing in 1999, Mr. Witt's salary increase became effective on July 1. The salary increases of Messrs. Audino, Barron, and Turner have historically become effective on July 1 of each year.

(2) The amounts disclosed in this column are awards under the Company's Annual Incentive Compensation Program.

(3) In 1999, the Compensation Committee granted restricted shares awards under the 1993 Stock Plan to Mr. Witt for 7,500 shares of Common Stock and to each of Messrs. Audino, Barron, Franklin and Turner for 2,500 shares of Common stock. The restricted shares subject to such awards had values listed in the table based upon a $24.56 share average of the high and low "sales" price of Common Stock as reported on The Nasdaq National Market System on December 31, 1999. These restricted shares awards are subject to the Company attaining certain financial performance goals relating to return on net tangible assets and earnings before interest, taxes, depreciation and amortization during the three-year period ending December 29, 2001. In 1997, the Compensation Committee granted restricted shares awards under the 1993 Stock Plan to Mr. Witt for 30,000 shares of Common Stock and to each of Messrs. Audino, Barron, and Turner for 10,000 shares of Common stock. The restricted shares subject to such awards had values listed in the table based upon a $25.19 share average of the high and low "sales" price of Common Stock as reported on The Nasdaq National Market System on January 2, 1998. These restricted shares awards were subject to the Company attaining certain financial performance goals relating to return on net tangible assets and earnings before interest, taxes, depreciation and amortization during the three-year period ending January 2, 1999. Since these financial performance goals were not attained by the Company, however, these restricted shares awards have terminated and no restricted shares will be issued and no cash payments will be made pursuant to these awards.

(4) The amounts disclosed in this column represent the compensation value to the named executive officers of life insurance premiums paid by the Company for life insurance policies on the lives of Messrs. Witt, Franklin, Barron, Turner and Audino. The amounts also include the amount representing total imputed interest from interest-free loans obtained by the individuals from the Company pursuant to the Littelfuse Executive Loan Program in fiscal 1997, 1998 and 1999. Total imputed interest for each of Messrs. Witt, Barron and Turner was $86,582, $4,889, and $2,623, respectively, in fiscal 1997; $117,505, $15,201, and $3,058, respectively, in fiscal 1998; and
     $145,766,  $15,570,  and  $3,905,  respectively,  in fiscal  1999.

(5) Mr. Franklin joined the Company on December 30, 1998.




Option/SAR Grants in Last Fiscal Year

         The following table provides information on option grants in fiscal 1999 to the named executive officers.




                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                                               OPTION TERM(1)
                                                 PERCENTAGE
                                NUMBER OF         OF TOTAL
                                SECURITIES      OPTIONS/SARS
                                UNDERLYING       GRANTED TO       EXERCISE
                               OPTIONS/SARS     EMPLOYEES IN        PRICE       EXPIRATION
           NAME                 GRANTED(#)     FISCAL YEAR(2)     ($/SHARE)       DATE(3)          5%($)            10%($)
----------------------------

Howard B. Witt                    60,000            16.3%            20.13       4/30/2014        1,302,806         3,836,527

William S. Barron                 20,000             5.5%            20.13       4/30/2014          434,269         1,278,842

Lloyd J. Turner                   14,000             3.8%            20.13       4/30/2014          303,988           895,190

Kenneth R. Audino                 14,000             3.8%            20.13       4/30/2014          326,913           962,704
                                                                      5.00
Philip G. Franklin(4)             10,000             2.7%                        1/04/2014          348,905           751,530
                                  20,000             5.5%            19.19       1/04/2014          414,049         1,219,301


(1) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) The Company granted options representing 367,200 shares to employees in fiscal 1999.

(3) The options become exercisable in 20% increments on April 30, 2000-2004 and, in the case of Philip Franklin, in 20% increments on January 4, 2000-2004. The options expire 10 years after the date they become exercisable. The expiration date shown is the expiration date of the options which will become exercisable on April 30, 2004, for Messrs. Witt, Barron, Turner and Audino and January 4, 2004, for Philip Franklin.

(4) Stock options with an exercise price below market value were issued to Mr. Franklin when he began his employment with the Company.

Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values

                  The following table provides information on option exercises in fiscal 1999 by the named executive officers and the value of such officers' unexercised options at January 1, 2000







                             SHARES                             NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                           ACQUIRED ON                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS/SARS AT
                            EXERCISE     VALUE REALIZED            OPTIONS/SARS AT                  JANUARY 1, 2000($)(2)
                                                                JANUARY 1, 2000(#)(1)
          NAME                 (#)           ($)(3)        EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
---------------------------------------------------------  -----------      -------------      -----------      -------------

Howard B. Witt.......            45,000          728,433       198,900           164,400           2,078,408           447,462
William S. Barron....               0                0          51,800            49,200             579,959           128,531
Lloyd J. Turner.......              0                0          69,300            35,600             988,456           102,166
Kenneth R. Audino....             5,000           99,062        38,800            33,200             452,825            93,327
Philip G. Franklin.....             0                0             0              30,000                 0             294,220



(1) Future exercisability is subject to vesting and the optionee remaining employed by the Company.

(2) Value is calculated by subtracting the exercise price from the assumed fair market value of the securities underlying the option at fiscal year-end and multiplying the result by the number of in-the-money options held. There is no guarantee that if and when these options are exercised they will have this value. Fair market value was calculated based on the average high and low "sales" price of shares of the Common Stock as reported on The Nasdaq Stock Market on December 31, 1999 ($24.56).

(3) Market value of underlying securities at exercise date (closing price as reported on The Nasdaq National Market System on exercise date), minus the exercise price of in-the-money options.


Employment Agreements and Change of Control Employment Agreements entered into with Executive Officers

         The Company entered into an Employment Agreement dated September 1, 1996, with Howard B. Witt, the Chairman, President and Chief Executive Officer of the Company. This Employment Agreement has a five-year term and provides that Mr. Witt will receive an annual salary of no less than $310,000 plus bonuses to be determined from time to time by the Board of Directors of the Company. To the extent he is otherwise eligible, Mr. Witt will participate in and receive the benefits of any and all stock options, pension, retirement, vacation, profit sharing, health, disability insurance and other benefits, plans, programs and policies maintained by the Company from time to time. The Employment Agreement provides that during the term of the Employment Agreement, but subject to election and removal by the Board of Directors of the Company in its sole discretion, Mr. Witt will serve as Chairman, President and Chief Executive Officer of the Company.

         The Employment Agreement allows for termination of Mr. Witt for Cause (as defined therein). In the event that the Company were to terminate Mr. Witt's employment without Cause, he would continue to be paid the compensation he would otherwise have earned for the remaining balance of the term of the Employment Agreement. Additionally, any of his unvested stock options would immediately vest upon such a termination of his employment. Mr. Witt has agreed that, in the event he were to terminate his employment with the Company in violation of the terms of the Employment Agreement or the Company terminates his employment for Cause, he will not compete with the Company for a period of two years thereafter. If the Employment Agreement expires and is not renewed after its initial five-year term, Mr. Witt has agreed that he will not compete with the Company for a period of one year thereafter.

         The Company entered into Change of Control Employment Agreements dated September 1, 1996, with Howard B. Witt, Kenneth R. Audino, William S. Barron, Lloyd J. Turner and dated January 4, 1999, with Philip G. Franklin. These Change of Control Employment Agreements are designed to provide these individuals with certain employment and compensation protection in the event that there was a Change of Control (as defined therein) respecting the Company at any time prior to September 2, 2001. If such a Change of Control were to occur and Mr. Witt's employment with the Company was terminated at any time during the three-year period thereafter, or any of the other individual's employment with the Company was terminated at any time during the two-year period thereafter, other than for Cause (as defined therein), or if during these time periods any of these individuals were to terminate their employment for Good Reason (as defined therein), then the Company would be obligated to make certain payments to or for the benefit of these individuals.

         In the case of Mr. Witt, the Company would pay him his compensation which had accrued prior to the date of termination, including an annualized bonus, plus an amount equal to the product of three times the sum of Mr. Witt's annual base salary plus bonus. Additionally, the Company would contribute on behalf of Mr. Witt to the Company's Supplemental Executive Retirement Plan (the "SERP") an amount equal to the amount which would have been credited to Mr. Witt's account under the SERP if Mr. Witt had continued in the employment of the Company for an additional three years after the date of termination. Additionally, Mr. Witt's SERP account balance would no longer be subject to forfeiture in the event he were to be employed by a competitor of the Company. Mr. Witt and his family would also be provided with medical insurance benefits until he reaches the age of 62.

         In the event that any payments received by Mr. Witt upon a Change of Control would require him to pay the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the Company would make an additional payment to Mr. Witt in an amount such that, after payment by Mr. Witt of such excise tax, Mr. Witt would retain the same amount of the payments made by the Company to him which he would have retained if he had not paid the excise tax.

         With respect to the other individuals, under their Change of Control Employment Agreements they will be paid their accrued compensation and annualized bonus, and will receive an amount equal to two times the sum of their annual salary plus bonus, two additional years of crediting under the SERP and two years of continuing medical insurance benefits. They will also receive the tax "gross-up" payment described above. Additionally, if any individual were to terminate his employment with the Company for Good Reason (as defined in the Change of Control Employment Agreement) or be terminated by the Company other than for Cause (as defined in the Change of Control Employment Agreement) during the two-year period following a Change of Control, the individual's account balance under the SERP would not be subject to forfeiture in the event he were to work for a competitor of the Company within two years after his date of termination.

Report of the Compensation Committee on Executive Compensation

         The Compensation Committee administers the Company's executive cash and benefits compensation program.

         The goals of the Company's integrated executive compensation program are to: 1. Pay competitively to attract, retain and motivate a high-quality senior management team; 2. Link annual salary increases to the attainment by each executive officer of individual performance objectives; 3. Tie individual incentive cash compensation to Company and individual performance goals; and 4. Align executive officers' financial interests with stockholder value.

         As one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. However, since some types of compensation payments and their deductibility depend upon the timing of an executive officer's exercise of stock options (e.g., the spread on exercise of non-qualified options), and because interpretations and changes in the tax laws and other factors beyond the control of the Compensation Committee may also affect the deductibility of compensation, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under applicable provisions of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the Company's other compensation goals.

Salaries

         The Compensation Committee's determination of each executive officer's base salary is designed to accomplish two goals. The first goal is to pay executive officers competitively to attract, retain and motivate a high-quality senior management team. The second goal is to link annual salary increases to the attainment by each executive officer of individual performance objectives. The base salary of each executive officer is targeted to be within a range of 80% to 120% of the average base salary received by executive officers in similar positions with manufacturing companies having comparable annual sales.

         In determining the base salary to be paid to each executive officer other than the Chief Executive Officer (the "Other Executive Officers"), the Compensation Committee reviews recommendations prepared by the Chief Executive Officer. These recommendations are based, in part, on executive compensation surveys. These recommendations are also based on the executive officer's attainment of individual performance objectives. After consultation with the Chief Executive Officer, the Compensation Committee reviews the recommendations and the supporting executive compensation review. The Compensation Committee then determines the annual base salary of each of the Other Executive Officers. The determination of the Chief Executive Officer's annual base salary is specifically discussed below.

Annual Incentive Compensation Program

         The Annual Incentive Compensation Program is designed to accomplish the goal of tying incentive cash compensation to Company and individual performance goals. The Compensation Committee annually approves the Annual Incentive Compensation Program and, after consultation with the Chief Executive Officer, delegates the administration of the program as it relates to the Other Executive Officers to the Chief Executive Officer. The Compensation Committee administers the program as it relates to the Chief Executive Officer.

         The Chief Executive Officer establishes a target and a maximum amount that may be awarded to each of the Other Executive Officers as an annual incentive compensation award. The target and maximum amounts established for each of the other Executive Officers are percentages of such executive officer's base salary. These amounts are established by the Chief Executive Officer with input from compensation survey data. In determining each of the Other Executive Officers' total award, Company performance is determined based on the achievement by the Company of specified financial objectives, which may include sales, earnings before interest and taxes ("EBIT") and cash flow, while individual performance is determined based on each of the Other Executive Officers' achievement of specified performance objectives. At the end of each fiscal year, the amount of the total award paid to each of the Other Executive Officers is determined based on Company and individual performance using the mathematical formula previously established by the Chief Executive Officer and the Chief Financial Officer under the program. The determination of whether each of the Other Executive Officers achieved his or her specified performance objectives is made by the Chief Executive Officer after consulting with the Compensation Committee. The Compensation Committee, in administering the Annual Incentive Compensation Program as it relates to the Chief Executive Officer, makes all of the determinations described above with respect to the Chief Executive Officer.

Stock Options

         Prior to April 25, 1997, the stock-based compensation programs of the Company were administered by the Stock Option Committee of the Board of Directors. On April 25, 1997, the Board of Directors decided to transfer these duties to the Compensation Committee.

         The granting of stock options by the Compensation Committee is designed to accomplish the goal of aligning the financial interests of executive officers with stockholder value. The number of stock options granted to executive officers is determined by the executive officer's position and responsibilities. Grants of stock options are intended to recognize different levels of contribution to the achievement by the Company of its performance goals as well as different levels of responsibility and experience as indicated by each executive officer's position. Generally, all stock options granted to executive officers have been granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. In 1999, stock options with an exercise price below fair market value were granted to Mr. Franklin upon commencement of his employment with the Company.

Compensation of the Chief Executive Officer

         The Compensation Committee increased Mr. Witt's 1999 base salary from his 1998 base salary due to his performance as Chief Executive Officer and the relationship of his compensation to the compensation of chief executive officers of peer group companies. This increase was based, in part, on Mr. Witt's attainment of individual performance objectives.

         Mr. Witt's total award under the Annual Incentive Compensation Program was determined based on Company and individual performance using the mathematical formula established under the program by the Compensation Committee prior to the beginning of the 1999 fiscal year.

         The Compensation Committee in 1999 granted Mr. Witt options to purchase 60,000 shares of Common Stock. The number of stock options granted to Mr. Witt reflects the Compensation Committee's recognition of the performance of his duties as the Chief Executive Officer.

                             Compensation Committee

                                John P. Driscoll
                                 Bruce A. Karsh
                                  John E. Major

         Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate by reference filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee on Executive Compensation and the Performance Graph included in "Company Performance" shall not be incorporated by reference into any such filings.

Company Performance

         The following graph compares the five-year cumulative total return on the Common Stock to the five-year cumulative total returns on the Nasdaq Non-Financial Index, and the Russell 2000 Index. The Company does not include a comparator group because companies that it competes with are typically either privately-held or comprise divisions of much larger public entities. As a result, the Company has determined that a group of companies with similar market capitalization is an appropriate comparator group and has selected the Russell 2000 Index for such purpose.

----------------------------------------------------------------------------------------
                                     1994      1995     1996      1997    1998     1999
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Littelfuse, Inc.                     $115     $ 144     $190     $ 200    $151     $166
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
NASDAQ Non-Financial                  $96     $ 134     $163     $ 191    $280     $560
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Russell 2000                          $97     $ 122     $140     $ 169    $163     $202
----------------------------------------------------------------------------------------


         In the case of the Nasdaq Non-Financial Index and the Russell 2000 Index, a $100 investment made on December 31, 1994, and reinvestment of all dividends are assumed. In the case of the Company, a $100 investment made on December 31, 1994, is assumed (the Company paid no dividends in 1995, 1996, 1997, 1998 or 1999). Returns are at December 31 of each year, with the exception of 1997, 1998 and 1999 for the Company, which are at January 3, 1998, January 2, 1999, and January 1, 2000, respectively.

Pension Plan Table

         The Company has two non-contributory defined benefit retirement plans in which the named executive officers participate. One of these plans is qualified under the applicable provisions of the Internal Revenue Code (the "Qualified Plan"), and the other is a non-qualified Supplemental Executive Retirement Plan ("SERP"). The total annual combined pension benefits payable under the Qualified Plan and SERP to the named executive officers are determined on the basis of a final five-year average annual compensation formula.

         The compensation covered by the retirement plans for each of the named executive officers is the sum of the amounts reported in the salary and bonus columns of the Summary Compensation Table. The table shows the total combined annual pension benefits payable under the current provisions of both retirement plans assuming retirement of an employee who has continued employment to age 62.






 FINAL AVERAGE                                               YEARS OF SERVICE
  COMPENSATION             10              15               20               25               30               35
--------------------


$  125,000.........     $ 60,595        $ 74,137         $ 74,137         $ 74,137         $ 74,137         $ 74,137
--------------------
   150,000.........       74,136          90,387           90,387           90,387           90,387           90,387
--------------------
   175,000.........       87,678         106,637          106,637          106,637          106,637          106,637
--------------------
   200,000.........      101,219         122,887          122,887          122,887          122,887          122,887
--------------------
   225,000.........      114,761         139,137          139,137          139,137          139,137          139,137
--------------------
   250,000.........      128,303         155,387          155,387          155,387          155,387          155,387
--------------------
   300,000.........      155,386         187,887          187,887          187,887          187,887          187,887
--------------------
   400,000.........      209,552         252,887          252,887          252,887          252,887          252,887
--------------------
   500,000.........      263,719         317,887          317,887          317,887          317,887          317,887
--------------------


(1) Payable in the normal form of payment which is a single life annuity for a single person (if a person is married, the form of payment is joint and 50% to surviving spouse). For 1999, the maximum annual social security payment at age 62 for a single person is $14,227. The formula under the SERP is offset for one-half of the $14,227.

(2) Maximum normal retirement benefit is earned after 12 years of service. Under an alternative form, payments from the SERP can be guaranteed over 10 years.


         The years of service (to the nearest year) as of December 31, 1999, for the named executive officers are as follows: Messrs. Witt, 21 years; Franklin, 1 year; Barron, 9 years; Krueger, 18 years; and Turner, 11 years.

           Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee are Messrs. Driscoll, Karsh and Major, none of whom are employees of the Company.

                 Certain Relationships and Related Transactions

         In 1995, the Board of Directors of the Company adopted the Littelfuse Executive Loan Program to provide interest-free loans to management for the purpose of enabling them to exercise their Company stock options and pay the resulting income taxes. Pursuant to this Program, Mr. Witt has obtained interest-free loans from the Company in the aggregate amount of $2,524,509. The amount of the loan obtained by Mr. Witt in 1999 was $470,220. Imputed interest on such loans for fiscal 1999 was $145,766. Funds obtained from such loans were used by Mr. Witt to exercise Company stock options and to pay income taxes arising from such exercise. No other executive officer of the Company has obtained loans in excess of $60,000 pursuant to the Littelfuse Executive Loan Program.

         Except as described above, the Company is not a party to any other material transactions of the type required to be described herein.




                              STOCKHOLDER PROPOSALS

         Any stockholder proposal intended to be presented at the 2001 annual meeting of the Company's stockholders must be received at the principal executive offices of the Company by November 21, 2000, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

         The Company's bylaws require that in order to nominate persons to the Company's Board of Directors or to present a proposal for action by stockholders at an annual meeting of stockholders, a stockholder must provide advance written notice to the secretary of the Company, which notice must be delivered to or mailed and received at the Company's principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders; provided that in the event that the date of the annual meeting to which such stockholder's notice relates is more than 30 days before or more than 60 days after such anniversary date, for notice by the stockholder to be timely it must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to or mailed and received at the Company's principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. The stockholder's notice must contain detailed information specified in the Company's bylaws. As to any proposal that a stockholder intends to present to stockholders without inclusion in the Company's proxy statement for the Company's 2001 annual meeting of the Company's stockholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement.

                                            By order of the Board of Directors,



                                Mary S. Muchoney
                                    Secretary
March 20, 2000

PROXY                               LITTELFUSE, INC.

                           Proxy Card for Annual Meeting on April 28, 2000

         The undersigned hereby appoints Philip G. Franklin and Mary S. Muchoney, jointly and severally, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company located at 800 East Northwest Highway, Des Plaines, Illinois, on Friday April 28, 2000, at 9:00 a.m. local time, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

(1) Election of six nominees to the Board of Directors to serve terms of one year or until their successors are elected.

     FOR all nominees listed below                   WITHHOLD  AUTHORITY
   (Except as marked to the contrary below)         to vote for all nominees
                                                       listed below

Nominees: Howard B. Witt, John P. Driscoll, Anthony Grillo, Bruce A. Karsh, John
E. Major and John J. Nevin

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name)

(2) Approval and ratification of the Directors' appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 30, 2000.


    FOR                 AGAINST                         ABSTAIN

(3) Approval of the proposed amendment to the 1993 Stock Plan for the Employees and Directors of Littelfuse, Inc. which would increase the maximum aggregate number of shares of Common Stock as to which awards of options, restricted shares, units or rights may be made from time to time thereunder from 1,800,000 to 2,400,000 shares

   FOR                 AGAINST                          ABSTAIN

         The Board of Directors unanimously recommends a vote "FOR" these proposals.

         This Proxy is solicited by the Board of Directors of the Company.

                           (continued, and to be signed on the other side)

 Account                            No. of Shares                      Proxy No.


                  This proxy will be voted as directed, or if no instructions are given, it will be voted "FOR" election of all nominees as Directors of the Company, "FOR" approval and ratification of the appointment of independent auditors, "FOR" approval of the proposed amendment to the 1993 Stock Plan for the Employees and Directors of Littelfuse, Inc., and in the discretion of the named proxies upon such other matters as may properly come before the Annual Meeting or an adjournment thereof.


                                   Dated: _______________________________, 2000


                                    -------------------------------------------
                                                   (Signature)


                                    -------------------------------------------
                                                   (Signature)

Please sign exactly as name appears on stock certificate(s). Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If a limited liability company, please sign in limited liability company name by authorized person. If stock is registered in two names, both should sign.



 Please vote, sign, date and return this proxy promptly.